Exhibit 10.1
AMENDMENT TO CHAIRMAN COMPENSATION AGREEMENT
This Amendment to the Chairman Compensation Agreement (the “Amendment”) is entered into as of February 17, 2016, by and between Equity One, Inc. (the “Company”), a Maryland corporation, and Chaim Katzman (the “Chairman”).
WHEREAS, the parties previously entered into the Chairman Compensation Agreement, dated as of June 2, 2014 and effective as of January 1, 2015 (the “Agreement”), for the purposes of setting forth the terms and conditions of Chairman’s service as chairman of the Company’s Board of Directors; and
WHEREAS, the Company and Chairman desire to amend certain terms of the Agreement as set forth herein.
NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Chairman each hereby agrees to amend the Agreement as follows:
1.Definitions. All capitalized terms in this Amendment not otherwise defined herein have the meanings defined in the Agreement.
2.Payments and Related Matters.
(a)Section 5(a) of the Agreement is amended and restated in its entirety to read:

(a)
Annual Retainer and Bonus. For each calendar year during the Term commencing with calendar year 2016, Chairman shall receive a cash retainer of $15,000 to be paid no later than May 30 of such year. For each calendar year during the Term commencing with calendar year 2015, Chairman shall be eligible to receive a bonus (the “Bonus”) to be determined in the discretion of the Compensation Committee of the Board.

(b)	The third paragraph of Section 5(c) of the Agreement is hereby amended and restated in its entirety to read:
The Chairman is currently enrolled in the Company’s group dental insurance plan. To the extent that the Company continues to provide dental insurance to its executive officers, commencing on the execution of this Agreement and continuing during the Term, the Company shall provide dental insurance coverage to the Chairman at the same cost and on the same terms as are generally provided from time to time to the Company’s other executive officers. The Chairman shall be solely responsible for the payment of any income and other taxes attributable to the provision of such dental insurance benefits.

(c)	Section 8(b)(iv) of the Agreement is hereby amended and restated in its entirety to read:

(iv)
the Company shall provide Chairman with access to dental insurance benefits under COBRA (to the extent permissible under the Company’s then-applicable dental insurance plans and to the extent that COBRA is applicable), with the payments of any premiums to be made by Chairman, until the earlier of (x) December 31, 2017, and (y) the end of Chairman’s COBRA eligibility.

3.Effect on Agreement. Except as set forth in this Amendment, the Agreement shall remain in full force and effect and references in the Agreement to “this Agreement,” “hereunder,”

“herein,” “hereto,” and words of like effect shall mean the Agreement as amended by this Amendment. In the event any term in this Amendment conflicts with any term(s) of the Agreement, this Amendment shall govern.
4.Governing Law. The validity, interpretation, construction and performance of this Amendment shall be governed by the laws of the State of Florida without regard to its conflicts of law principles.
5.Counterparts. This Agreement may be executed in any number of counterparts (including facsimile and PDF counterparts), each of which shall be an original, but all of which together shall constitute one instrument.
IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date and year first above written.
EQUITY ONE, INC.
/s/ Neil Flanzraich
Name: Neil Flanzraich
Title: Chair, Compensation Committee of the Board of Directors of Equity One, Inc.
CHAIRMAN
/s/ Chaim Katzman
Chaim Katzman